Exhibit 3.2

FIRST AMENDMENT TO

AMENDED AND RESTATED BYLAWS

This First Amendment to the Amended and Restated Bylaws (as amended, the “Bylaws”) of eXp World Holdings, Inc., a Delaware corporation (the “Corporation”) is entered into by the below authorized officer, effective March 25, 2021 (the “Effective Date”).

W I T N E S S E T H

WHEREAS, the members of the Board of Directors (the “Board”) of the Corporation unanimously approved the amendment to the Bylaws as set forth below (the “Amendment”) at a meeting of the Board on March 25, 2021;

WHEREAS, the undersigned officer of the Corporation is authorized to enter into this Amendment on behalf of the Board to memorialize the Amendment.

WHEREAS, the undersigned hereby adopts this Amendment, effective as of the Effective Date:

1.Amendment. Section 1.10 of Article I of the Bylaws is hereby deleted in its entirety and replace with the following:

“1.10Action by Written or Electronic Consent of Stockholders Without a Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an office or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however if at any time the Company is no longer a ‘controlled company’ under the rules of the Nasdaq Stock Market, then any action required or permitted to be taken by the holders of the Common Stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may no longer be effected by any consent in writing by such holders.”

2.No Further Modifications. Except as specifically set forth in this Amendment, all of the terms set forth in the Bylaws shall remain unchanged and in full force and effect. All capitalized terms used, but not otherwise defined in this Amendment, shall be defined in the Bylaws. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same original.

IN WITNESS WHEREOF, the Board has caused this Amendment to be signed below by their duly authorized representatives as of the Effective Date set forth in the first paragraph herein.

EXP WORLD HOLDINGS, INC., a Delaware corporation
By:	/s/ James Bramble
Name:	James Bramble
Title:	Corporate Secretary
Date:	March 27, 2021